As filed with the Securities and Exchange Commission on July 13, 2022

Registration No. 333-258443
Registration No. 333-252026
Registration No. 333-248403

Registration No. 333-233364

Registration No. 333-213979

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-258443
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-252026
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-248403

TO
FORM S-8 REGISTRATION STATEMENT NO. 333-233364

TO
FORM S-8 REGISTRATION STATEMENT NO. 333-213979

POST-EFFECTIVE AMENDMENT NO. 1
UNDER
THE SECURITIES ACT OF 1933

BAYTEX ENERGY USA, INC. (formerly Ranger Oil Corporation)
(Exact name of registrant as specified in its charter)

Delaware	1311	76-0389487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	16285 Park Ten Place, Suite 500 Houston, Texas 77084 (713) 722-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

The Corporation Trust Company

Corporation Trust Center

1209 Orange ST.,

Wilmington, Delaware 19801

Copies to:
Michael S. Telle
Joanna Enns
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Baytex Energy USA, Inc., a Delaware corporation (“BTE USA” and the “Registrant” in its capacity as successor to Ranger Oil Corporation, a Delaware corporation (“Ranger”)), deregister all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-258443), pertaining to the registration of 3,000,000 Shares available for issuance pursuant to awards to eligible persons under the Penn Virginia Corporation 2019 Management Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-252026) pertaining to the registration of 72,600 Shares reserved for issuance in accordance with the Award Agreements the Registrant entered into with Julia Gwaltney in connection with her appointment as the Registrant’s Senior Vice President, Development;

•	Registration Statement on Form S-8 (No. 333- 248403) pertaining to the registration of 172,500 Shares reserved for issuance in accordance with the Award Agreements the Registrant entered into with Darrin Henke in connection with his appointment as the Registrant’s President and Chief Executive Officer;

•	Registration Statement on Form S-8 (No. 333-233364) pertaining to the registration of 675,000 Shares available for issuance pursuant to awards to eligible persons under the Penn Virginia Corporation 2019 Management Incentive Plan; and

•	Registration Statement on Form S-8 (No. 333-213979), as amended on August 19, 2019, pertaining to the registration of 749,600 Shares available for issuance pursuant to awards to eligible persons under the Penn Virginia Corporation 2016 Management Incentive Plan.

Pursuant to that certain Agreement and Plan of Merger, dated as of  February 27, 2023, by and between Baytex Energy Corp. (“Baytex”) and Ranger (the “Original Merger Agreement”), as modified by that certain Joinder Agreement, dated as of May 3, 2023, by and among Nebula Merger Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of Baytex (“Merger Sub”), Baytex and Ranger (the “Joinder” and together with the Original Merger Agreement, the “Merger Agreement”), Merger Sub merged with and into Ranger, with Ranger surviving such merger (in such capacity, the “Surviving Entity”) as an indirect, wholly owned subsidiary of Baytex (the “Merger”). The Merger became effective on June 20, 2023 upon the issuance of both a certificate of merger by the Secretary of State of the State of Delaware and articles of merger by the Virginia State Corporation Commission. Immediately following the Merger, Baytex, the Surviving Entity and certain of their affiliates engaged in a series of post-closing restructuring transactions pursuant to which, among other things, (i) all of the stock of the Surviving Entity was contributed to BTE USA Intermediate, Inc., a Delaware corporation and a newly formed, indirect, wholly owned subsidiary of Baytex, (ii) in connection therewith, the Surviving Entity converted and redomiciled from a Virginia corporation to a Delaware limited liability company named “Ranger Oil LLC” and (iii) subsequently, Ranger Oil LLC merged with and into BTE USA, f/k/a ROCC Oil & Gas I, LLC and a direct, wholly owned subsidiary of Ranger Oil LLC, with BTE USA surviving such merger as a direct, wholly owned subsidiary of BTE USA Intermediate and an indirect, wholly owned subsidiary of Baytex. As a result of the foregoing transactions, BTE USA succeeded to its status as the Registrant.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities registered thereunder which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this July 13, 2023.

BAYTEX ENERGY USA, INC.

By:	/s/ Kayla Baird
Name:	Kayla Baird
Title:	Vice President, U.S. Accounting and Corporate Services

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.